Exhibit 2.4

FIRST AMENDMENT

TO PURCHASE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”), dated as of February 2, 2007, is by and between MORGANS GROUP LLC, a Delaware limited liability company (“Morgans”), and PM REALTY, LLC, a Nevada limited-liability company (“PMR”). Capitalized terms used but not defined in this Amendment have the meanings set forth in the Purchase Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of May 11, 2006, by and between PMR, as seller, and Morgans, as buyer (as the same may be amended, modified and/or supplemented from time to time, the “Purchase Agreement”); and

WHEREAS, pursuant to Section 15.3 of the Purchase Agreement, the parties desire to amend the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Amendment, and intending to be legally bound by this Amendment, each of the parties hereto hereby agrees as follows:

ARTICLE I

AMENDMENT

1.1 Amendment to Definition. Notwithstanding anything to the contrary in the Purchase Agreement, and for except Section 4.2.1 thereof, the term “Title Company” as defined and used in the Purchase Agreement, shall mean First American Title Insurance Company.

1.2 Owner’s Title Policy. The word “Cause” in Section 7.4.4 of the Purchase Agreement shall be deleted and replaced with the word “Direct.”

1.3 Exhibit A. Exhibit A to the Purchase Agreement shall be deleted in its entirety and replaced with the document attached to this Amendment as Exhibit A.

ARTICLE II

MISCELLANEOUS

2.1 Effect of Amendment. This Amendment shall not constitute an amendment or modification of any provision of, or schedule or exhibit to, the Purchase Agreement not expressly referred to in this Amendment. Except as expressly amended or modified in this Amendment, the provisions of the Purchase Agreement are and remain in full force and effect. Whenever a Purchase Agreement is referred to in the Purchase Agreement or in any other agreement, document or instrument, such reference shall be deemed to be to such Purchase Agreement, as amended by this Amendment.

2.2 Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada.

2.3 Severability. If any provision of this Amendment or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Amendment. In lieu of any such invalid, illegal or unenforceable provision, the parties to this Amendment agree to negotiate in good faith to add to this Amendment a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

2.4 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Faxed signatures shall be valid and binding for all purposes.

2.5 Mutual Drafting. Each party to this Amendment has participated in the drafting of this Amendment, which each party acknowledges is the result of extensive negotiations between the parties. In the event any ambiguity or question of intent arises, this Amendment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been signed by or on behalf of the parties hereto, all as of the date first written above.

MORGANS GROUP LLC, a Delaware limited liability company

By:	Morgans Hotel Group Co., as managing member

By:	/s/ Richard Szymanski
Name:	Richard Szymanski
Title:	Chief Financial Officer and Secretary

PM REALTY, LLC, a Nevada limited-liability company

By:	/s/ Brian Ogaz
Name:	Brian Ogaz
Title:	Authorized Signatory

Exhibit “A”

LEGAL DESCRIPTION

[omitted]

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